Exhibit 10.5
AMENDMENT NUMBER TWO TO
ROCK-TENN COMPANY
2004 INCENTIVE STOCK PLAN
     Pursuant to the power reserved in § 15 of the Rock-Tenn Company 2004 Incentive Stock Plan, Rock-Tenn Company by action of its Board hereby amends § 7.4 of the Plan to clarify that (1) the Stock used in the exercise of any Option no longer has to be Stock which has been held for at least 6 months and (2) any cashless exercise procedure acceptable to the Committee can be used in the exercise of any Option, as follows:
     “7.4     Payment.   The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either (a) in cash, or (b) by check, or (c) in Stock which is acceptable to the Committee, or (d) through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, or (e) through any cashless exercise procedure which is acceptable to the Committee, or (f) in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee. Any method for the payment of the Option Price permitted pursuant to this § 7.4 may be used for the payment of any withholding requirements under in § 16.3. Each Option Certificate shall be deemed to include the right to pay the Option Price in accordance with the procedure described in § 7.4(c) or § 7.4(e).”
     This Amendment Number Two shall be effective as of the date the Board acts to approve the adoption of this Amendment Number Two.

ROCK-TENN COMPANY
By:	/s/ Steven C. Voorhees
Date: May 5, 2008